Exhibit 99.1

MURPHY OIL ANNOUNCES FIRST QUARTER 2010 EARNINGS

AND RESULTS OF DRILLING WELLS

EL DORADO, Arkansas, May 5, 2010 – Murphy Oil Corporation (NYSE: MUR) announced today that net income in the first quarter of 2010 was $148.9 million ($0.77 per diluted share), compared to net income of $171.1 million ($0.89 per diluted share) in the first quarter of 2009. The 2010 quarterly results included net after-tax losses of $41.3 million ($0.21 per diluted share) on transactions denominated in foreign currencies, while the 2009 results included after-tax gains of $26.1 million ($0.14 per diluted share) on these transactions. Net income in 2009 included income from discontinued operations of $99.9 million ($0.52 per diluted share) associated with Ecuador operations that were sold at a preliminary after-tax gain of $104.0 million in March 2009. Income from continuing operations for the three months ended March 31, 2010 and 2009 was $148.9 million ($0.77 per diluted share) and $71.2 million ($0.37 per diluted share), respectively.

The 109% improvement of income from continuing operations in 2010 compared to 2009 was primarily due to a 50% higher average realized crude oil sales price, which led to significantly higher earnings in the Company’s exploration and production business. Operating results for the Company’s refining and marketing business in the 2010 first quarter were significantly weaker than the prior year due to lower refining margins in the current period and planned shutdowns for major turnarounds at the Company’s two largest refineries at Meraux, Louisiana and Milford Haven, Wales. The turnarounds reduced production of refined products, and therefore, corresponding products sales volumes. The net cost of Corporate activities was $68.4 million in the 2010 quarter compared to a net benefit of $10.1 million in the prior year’s quarter. The unfavorable 2010 Corporate variance was primarily caused by significant losses on transactions denominated in foreign currencies in 2010, while 2009 included benefits from these foreign currency transactions.

Exploration and Production (E&P)

Murphy’s income contribution from continuing E&P operations was $247.0 million in the first quarter of 2010 compared to $50.3 million in the same quarter of 2009. Higher realized sales prices for crude oil were the primary driver for the improvement, but the current period also benefited from higher natural gas sales volumes, higher natural gas sales prices and lower exploration expenses compared to 2009.

The Company’s worldwide crude oil, condensate and natural gas liquid sales prices averaged $64.89 per barrel for the 2010 first quarter compared to $43.15 per barrel in the 2009 first quarter. Total crude oil, condensate and gas liquids production of 139,060 barrels per day in the first quarter of 2010 was slightly below the 139,318 barrels per day produced in the 2009 quarter. Excluding production in 2009 from discontinued operations in Ecuador, which the Company sold in the first quarter 2009, quarterly oil production increased 4% in 2010. The increase in oil production volumes from continuing operations in 2010 was mostly attributable to production that started up in the third quarter 2009 at the Thunder Hawk field in the Gulf of Mexico and the Azurite field, offshore Republic of the Congo. Despite higher oil production from continuing operations in 2010, net oil production volumes declined at several areas in the current period. Heavy oil production in Western Canada declined primarily due to a higher royalty rate resulting from project payout and higher net profits at properties in the Seal area. Net oil production volumes were also lower offshore Eastern Canada where the Terra Nova field experienced production decline and Hibernia and Terra Nova had higher net profits royalty rates. Synthetic net oil production at Syncrude in Alberta was lower in 2010 primarily due to a higher net profits royalty rate. Oil production declined in Malaysia in the 2010 quarter compared to 2009 due to a lower percentage of the Kikeh field’s gross production being allocable to the Company under the production sharing contract. But this impact was somewhat offset in Malaysia by new condensate volumes associated with a natural gas field offshore Sarawak. Total sales volumes of crude oil, condensate and natural gas liquids from continuing operations averaged 145,783 barrels per day in the first quarter 2010 compared to 129,595 barrels per day in the 2009 quarter. Oil sales volumes exceeded oil production volumes in the 2010 first quarter primarily at the Kikeh field due to the timing of periodic large oil tanker sales. North American natural gas sales prices averaged $5.14 per thousand cubic feet (MCF) in the 2010 first quarter compared to $4.66 per MCF in the same quarter of 2009. Natural gas sales volumes were a quarterly record for the Company of 343 million cubic feet per day in the first quarter of 2010 compared to 111 million cubic feet per day in the 2009 period. The more than 200% increase in natural gas sales volumes was due to continued ramp-up of natural gas production at the Tupper field in British Columbia, the third quarter 2009 start-up of natural gas production offshore Sarawak Malaysia and at Thunder Hawk in the Gulf of Mexico, and higher natural gas sales volumes at the Kikeh field offshore Sabah due to more uptime at the onshore processing plant owned by a third party.

Exploration expense in the 2010 period was $66.3 million compared to $111.1 million in 2009. Dry hole expense was lower by $45.2 million in the 2010 period mostly due to unsuccessful drilling offshore Western Australia in 2009. Geological and geophysical expense was $2.2 million higher in 2010 compared to 2009 due to more seismic work in the Gulf of Mexico, but mostly offset by significant spending in the 2009 quarter for 3-D seismic covering offshore Block 37 in Suriname. Undeveloped leasehold amortization expense in 2010 was $4.9 million less than in 2009 as lower amortization costs for the Tupper area in Western Canada were somewhat offset by higher costs for leases in the Eagle Ford shale area of South Texas.

Refining and Marketing (R&M)

Murphy’s R&M operations had a loss of $29.7 million in the 2010 first quarter compared to income of $10.8 million in the 2009 quarter. In the United States, R&M operations lost $14.7 million in 2010 compared to earnings of $14.6 million in 2009. U.S. manufacturing operations reflected a loss of $23.6 million in the 2010 quarter, a decrease of $31.9 million compared to the first quarter 2009. Very weak refining margins were caused by higher prices for crude oil feedstocks and shutdown of the Meraux, Louisiana refinery for a planned turnaround for approximately six weeks during the 2010 quarter. U.S. marketing operations posted a profit of $8.9 million in the 2010 quarter, an increase of $2.6 million compared to the same quarter in 2009, as margins for U.S. retail marketing operations were stronger in the 2010 quarter compared to a year earlier. Refining and marketing operations in the United Kingdom incurred a loss of $15.0 million in the first quarter 2010 compared to a loss of $3.8 million in the same quarter of 2009, with the decline primarily due to a combination of weaker refining results in the most recent quarter and downtime associated with a turnaround at the Milford Haven, Wales, refinery during a portion of the 2010 quarter.

Corporate

Corporate functions had net costs of $68.4 million in the 2010 first quarter compared to a net benefit of $10.1 million in the 2009 first quarter. The significant unfavorable variance in 2010 was due to after-tax losses of $41.3 million in 2010 on transactions denominated in foreign currencies compared to after-tax gains of $26.1 million in 2009. The charges in 2010 were generated due to a combination of a stronger U.S. dollar versus the British pound and a weaker dollar versus the Malaysian ringgit. The stronger U.S. dollar led to foreign currency losses on dollar based liabilities in the sterling functional U.K. downstream operations, and the stronger Malaysian ringgit led to foreign currency losses on ringgit based income tax liabilities in the dollar functional Malaysian oil and gas operations. The 2009 quarter benefited from a stronger U.S. dollar compared to the Malaysian ringgit, which led to foreign currency gains on Malaysian income tax liabilities. The Company had higher net interest expense in 2010 than in 2009 due to a combination of higher average borrowings and a smaller portion of interest capitalized to ongoing oil and natural gas development projects in 2010.

Exploration Activities

Murphy also announces successful well results at DC4 in the Gulf of Mexico, at the Dolfin prospect, offshore Sabah, Malaysia, and in the Eagle Ford shale, onshore Texas.

In the Gulf of Mexico, the DC4 well in De Soto Canyon was drilled to a total depth of 13,195 feet and encountered 156 feet of oil pay in three zones. Murphy is the operator of DC4 with a working interest of 64.2%.

The Dolfin well drilled in Block H, offshore Sabah, Malaysia, found 33 feet of natural gas pay. The Batai well, also drilled offshore Block H, found noncommercial quantities of hydrocarbons and has been plugged and abandoned. Murphy is operator of the Dolfin and Batai wells and has a 60% working interest along with PETRONAS Carigali, with a 40% interest.

In the Eagle Ford shale play in South Texas, the Drees A-79 1-H well in Karnes County was drilled to a measured depth of 17,340 feet and following a 15-stage fracture treatment along a lateral section of 4,985 feet, flowed at initial rates of 1,462 barrels of oil per day and 1.25 million cubic feet of gas per day. The Company currently has two rigs drilling in the trend, where Murphy has accumulated over 200,000 net acres. Murphy has a 100% working interest in the Drees well.

David Wood, Murphy’s President and Chief Executive Officer, commented, “This is an active exploration year for us and it is off to a good start, with bigger targets ahead. In Block H, we continue to prove up additional natural gas volumes across the block and are studying development options. The DC4 well, offsetting last year’s natural gas discovery at Dalmatian, shows oil upside in that block that may hold additional prospective potential. The onshore Drees well had a 30-day production average of 1,264 barrels of oil and 1.1 million cubic feet of gas per day–clearly a strong result. Our focus is on appraising and ultimately developing this part of our Eagle Ford acreage as we continue to assess our other holdings across the play.

“In downstream, our construction team continues the expansion of the retail marketing network with about 20 new builds in progress. In the U.K. the Milford Haven refinery continues its planned turnaround and should be running in early May. We are using the associated downtime to complete the upgrade of the facility as the plant will come out of the turnaround with the capability to run 130,000 barrels of crude oil per day, up from the present 108,000 barrel per day capacity.

“We anticipate total worldwide production volumes of about 188,000 barrels of oil equivalent per day is in the second quarter of 2010. Production volumes are projected to be lower in the second quarter 2010 than in the first quarter primarily in Malaysia due to a mechanical issue at a third party operated LNG facility that will reduce Sarawak gas sales and due to well intervention work on a subsea oil producing well that will reduce oil production at the Kikeh field. Sales volumes of oil and natural gas are projected to average 184,000 barrels of oil equivalent per day in the second quarter 2010. We anticipate full year 2010 production volumes of 200,000 barrels of oil equivalent per day. At the current time, we expect consolidated earnings in the second quarter to range between $1.15 and $1.25 per diluted share. Exploration expense should total between $60 million and $90 million during the quarter. The estimate includes projected earnings from our downstream businesses of approximately $28 million. Results could vary based on commodity prices, drilling results and timing of crude oil and natural gas sales, refining and marketing margins, and foreign exchange movements.”

The public is invited to access the Company’s conference call to discuss first quarter 2010 results on Thursday, May 6, at 12:00 p.m. CDT either via the Internet through the Investor Relations section of Murphy’s website at http://www.murphyoilcorp.com/ir or via the telephone by dialing 1-877-941-2927. The telephone reservation number for the call is 4281227. Replays of the call will be available through the same address on the Murphy website, and a recording of the call will be available through May 10 by dialing 1-800-406-7325. Audio downloads will be available on the Murphy website through June 1 and via Thomson StreetEvents for their service subscribers.

Summary financial data and operating statistics for the first quarter 2010 with comparisons to 2009 are contained in the attached tables.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of our exploration programs, our ability to maintain production rates and replace reserves, political and regulatory instability, and uncontrollable natural hazards. For further discussion of risk factors, see Murphy’s 2009 Annual Report on Form 10-K on file with the U.S. Securities and Exchange Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.

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MURPHY OIL CORPORATION

FUNCTIONAL RESULTS OF OPERATIONS (Unaudited)

(Millions of dollars)

	Three Months Ended March 31, 2010		Three Months Ended March 31, 2009*
	Revenues	Income	Revenues	Income
Exploration and production
United States	$175.0	18.7	71.0	(7.3)
Canada	222.9	49.2	134.5	.6
Malaysia	503.9	173.5	337.4	117.5
United Kingdom	52.4	16.6	11.7	3.4
Republic of the Congo	28.3	2.5	—	.3
Other	2.3	(13.5)	.5	(64.2)

	984.8	247.0	555.1	50.3

Refining and marketing
United States manufacturing	756.4	(23.6)	577.9	8.3
United States marketing	3,605.6	8.9	2,331.4	6.3
United Kingdom	542.4	(15.0)	485.9	(3.8)

	4,904.4	(29.7)	3,395.2	10.8

	5,889.2	217.3	3,950.3	61.1
Intersegment transfers elimination	(659.8)	—	(533.8)	—

	5,229.4	217.3	3,416.5	61.1
Corporate	(49.2)	(68.4)	29.1	10.1

Revenue/income from continuing operations	5,180.2	148.9	3,445.6	71.2
Discontinued operations, net of tax	—	—	—	99.9

Total revenues/net income	$5,180.2	148.9	3,445.6	171.1

*	Reclassified to conform to current presentation.

MURPHY OIL CORPORATION

OIL AND GAS OPERATING RESULTS (Unaudited)

THREE MONTHS ENDED MARCH 31, 2010 AND 2009

(Millions of dollars)	United States	Canada	Malaysia	United Kingdom	Republic of the Congo	Other	Synthetic Oil – Canada	Total
Three Months Ended March 31, 2010
Oil and gas sales and other operating revenues	$175.0	135.2	503.9	52.4	28.3	2.3	87.7	984.8
Production expenses	32.8	25.8	83.8	9.2	11.9	—	51.8	215.3
Depreciation, depletion and amortization	75.4	46.1	105.9	8.3	9.4	.3	10.0	255.4
Accretion of asset retirement obligations	1.7	1.2	2.3	.5	.1	.1	1.6	7.5
Exploration expenses
Dry holes	.1	—	22.6	—	(.4)	—	—	22.3
Geological and geophysical	12.4	.6	.2	.4	.3	2.1	—	16.0
Other	2.6	.1	—	.1	.3	4.1	—	7.2

	15.1	.7	22.8	.5	.2	6.2	—	45.5
Undeveloped lease amortization	12.9	6.7	—	—	—	1.2	—	20.8

Total exploration expenses	28.0	7.4	22.8	.5	.2	7.4	—	66.3

Terra Nova working interest redetermination	—	5.5	—	—	—	—	—	5.5
Selling and general expenses	8.0	3.6	.1	.9	(.9)	7.2	.2	19.1

Results of operations before taxes	29.1	45.6	289.0	33.0	7.6	(12.7)	24.1	415.7
Income tax provisions	10.4	13.6	115.5	16.4	5.1	.8	6.9	168.7

Results of operations (excluding corporate overhead and interest)	$18.7	32.0	173.5	16.6	2.5	(13.5)	17.2	247.0

Three Months Ended March 31, 2009*
Oil and gas sales and other operating revenues	$71.0	80.4	337.4	11.7	—	.5	54.1	555.1
Production expenses	15.2	21.7	49.5	1.9	—	—	44.9	133.2
Depreciation, depletion and amortization	43.3	34.5	73.7	2.1	—	.4	6.3	160.3
Accretion of asset retirement obligations	1.7	1.0	1.7	.5	—	.1	1.0	6.0
Exploration expenses
Dry holes	11.4	—	13.7	—	—	42.4	—	67.5
Geological and geophysical	.8	1.0	(.2)	—	—	12.2	—	13.8
Other	1.6	.1	—	—	(.3)	2.7	—	4.1

	13.8	1.1	13.5	—	(.3)	57.3	—	85.4
Undeveloped lease amortization	5.9	19.2	—	—	—	.6	—	25.7

Total exploration expenses	19.7	20.3	13.5	—	(.3)	57.9	—	111.1

Selling and general expenses	5.4	3.5	.1	.8	—	6.3	.2	16.3

Results of operations before taxes	(14.3)	(.6)	198.9	6.4	.3	(64.2)	1.7	128.2
Income tax provisions (benefits)	(7.0)	2.0	81.4	3.0	—	—	(1.5)	77.9

Results of operations (excluding corporate overhead and interest)	$(7.3)	(2.6)	117.5	3.4	.3	(64.2)	3.2	50.3

*	Reclassified to conform to current presentation.

MURPHY OIL CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended March 31,
	2010	2009
Revenues	$5,180,160	3,445,552

Costs and expenses
Crude oil and product purchases	3,978,959	2,556,044
Operating expenses	465,607	362,361
Exploration expenses	66,364	111,105
Selling and general expenses	65,131	56,832
Depreciation, depletion and amortization	292,680	194,769
Accretion of asset retirement obligations	7,613	6,253
Redetermination of Terra Nova working interest	5,516	—
Interest expense	14,809	11,988
Interest capitalized	(2,665)	(10,323)

	4,894,014	3,289,029

Income from continuing operations before income taxes	286,146	156,523
Income tax expense	137,255	85,283

Income from continuing operations	148,891	71,240
Income from discontinued operations, net of tax	—	99,864

Net income	$148,891	171,104

Per Common share – Basic
Continuing operations	$0.78	0.37
Discontinued operations	—	0.53

Total	$0.78	0.90

Per Common share – Diluted
Continuing operations	$0.77	0.37
Discontinued operations	—	0.52

Total	$0.77	0.89

Cash dividends per Common share	$0.25	0.25

Average Common shares outstanding (thousands)
Basic	191,219	190,546
Diluted	192,930	192,282

MURPHY OIL CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(Thousands of dollars)

	Three Months Ended March 31,
	2010	2009
Operating Activities
Net income	$148,891	171,104
Income from discontinued operations	—	99,864

Income from continuing operations	148,891	71,240
Adjustments to reconcile income from continuing operations to net cash provided by operating activities
Depreciation, depletion and amortization	292,680	194,769
Amortization of deferred major repair costs	7,181	6,501
Expenditures for asset retirement obligations	(7,521)	(2,098)
Dry hole costs	22,274	67,471
Amortization of undeveloped leases	20,857	25,734
Accretion of asset retirement obligations	7,613	6,253
Deferred and noncurrent income tax charges (benefits)	18,272	(785)
Pretax gains from disposition of assets	(676)	(15)
Net decrease in noncash operating working capital	244,327	44,970
Other	75,499	(36,589)

Net cash provided by continuing operations	829,397	377,451
Net cash provided by discontinued operations	—	2,576

Net cash provided by operating activities	829,397	380,027

Investing Activities
Property additions and dry hole costs	(481,005)	(511,358)
Purchases of investment securities*	(630,169)	(599,751)
Proceeds from maturity of investment securities*	513,551	406,528
Expenditures for major repairs	(50,516)	(7,408)
Proceeds from sale of assets	1,545	116
Other - net	(7,580)	(1,836)
Investing activities of discontinued operations
Sales proceeds	—	78,908
Other	—	(845)

Net cash required by investing activities	(654,174)	(635,646)

Financing Activities
Repayment of notes payable	(122,000)	(30,000)
Repayment of nonrecourse debt of a subsidiary	—	(2,572)
Proceeds from exercise of stock options and employee stock purchase plans	5,620	4,420
Withholding tax on stock-based incentive awards	(4,930)	—
Excess tax benefits related to exercise of stock options	191	1,957
Cash dividends paid	(47,811)	(47,639)

Net cash required by financing activities	(168,930)	(73,834)

Effect of exchange rate changes on cash and cash equivalents	(7,464)	(9,254)

Net decrease in cash and cash equivalents	(1,171)	(338,707)
Cash and cash equivalents at January 1	301,144	666,110

Cash and cash equivalents at March 31	$299,973	327,403

*	Represents cash invested in Canadian government securities with maturities greater than 90 days at the date of acquisition.

MURPHY OIL CORPORATION

OTHER FINANCIAL DATA

(Unaudited, except for December 31, 2009)

(Millions of dollars)

	March 31, 2010	Dec. 31, 2009

Total current assets	$3,486.0	3,375.7
Total current liabilities	2,451.4	2,181.6
Total assets	13,169.8	12,756.4
Long-term debt	1,231.2	1,353.2
Stockholders’ equity	7,553.6	7,346.0

	Three Months Ended March 31,
	2010	2009
Capital expenditures - continuing operations
Exploration and production
United States	$148.4	72.8
Canada	157.6	91.9
Malaysia	92.9	160.1
Other international	43.3	106.1

	442.2	430.9

Refining and marketing
United States
Manufacturing	15.8	18.8
Marketing	30.2	15.8
United Kingdom	34.8	14.0

	80.8	48.6

Corporate	1.7	1.2

Total capital expenditures - continuing operations	524.7	480.7

Charged to exploration expenses*
United States	15.1	13.8
Canada	0.7	1.1
Malaysia	22.8	13.5
Other international	6.9	57.0

Total charged to exploration expenses	45.5	85.4

Total capitalized	$479.2	395.3

*	Excludes amortization of undeveloped leases of $20.8 million in 2010 and $25.7 million in 2009.

MURPHY OIL CORPORATION

STATISTICAL SUMMARY

	Three Months Ended March 31,
	2010	2009
Exploration and Production
Net crude oil, condensate and gas liquids produced – barrels per day	139,060	139,318
Continuing operations	139,060	133,977
United States	21,648	13,268
Canada – light	51	—
– heavy	6,483	7,436
– offshore	12,600	15,542
– synthetic	12,379	13,464
Malaysia	78,098	79,498
United Kingdom	4,087	4,769
Republic of the Congo	3,714	—
Discontinued operations	—	5,341

Net crude oil, condensate and gas liquids sold – barrels per day	145,783	134,306
Continuing operations	145,783	129,595
United States	21,648	13,268
Canada – light	51	—
– heavy	6,483	7,436
– offshore	12,181	13,459
– synthetic	12,379	13,464
Malaysia	82,585	79,504
United Kingdom	7,220	2,464
Republic of the Congo	3,236	—
Discontinued operations	—	4,711

Net natural gas sold – thousands of cubic feet per day	342,995	111,309
United States	43,803	53,307
Canada	79,783	29,711
Malaysia – Sarawak	158,576	—
– Kikeh	55,119	25,799
United Kingdom	5,714	2,492

Total net hydrocarbons produced – equivalent barrels per day[1]	196,226	157,870
Total net hydrocarbons sold – equivalent barrels per day[1]	202,949	152,858

Weighted average sales prices
Crude oil, condensate and gas liquids – dollars per barrel[2]
United States	$75.57	$37.55
Canada[3] – light	78.06	—
– heavy	54.97	22.30
– offshore	75.38	42.17
– synthetic	78.71	44.63
Malaysia[4]	58.16	45.90
United Kingdom	75.75	44.79
Republic of the Congo	68.19	—
Natural gas – dollars per thousand cubic feet
United States[2]	$5.76	$5.12
Canada[3]	4.80	3.84
Malaysia – Sarawak	4.58	—
– Kikeh	0.23	0.23
United Kingdom[3]	5.78	7.40

[1]	Natural gas converted on an energy equivalent basis of 6:1.
[2]	Includes intracompany transfers at market prices.
[3]	U.S. dollar equivalent.
[4]	Prices are net of payments under the terms of the production sharing contracts for Blocks SK 309 and K.

MURPHY OIL CORPORATION

STATISTICAL SUMMARY (Continued)

	Three Months Ended March 31,
	2010	2009
Refining and Marketing
Refinery inputs – barrels per day	169,600	235,274
United States	102,822	136,719
Crude oil - Meraux, Louisiana	66,777	99,799
- Superior, Wisconsin	31,868	31,549
Other feedstocks	4,177	5,371
United Kingdom	66,778	98,555
Crude oil - Milford Haven, Wales	61,042	97,129
Other feedstocks	5,736	1,426

Refinery yields – barrels per day	169,600	235,274
United States	102,822	136,719
Gasoline	43,677	55,916
Kerosine	7,469	13,239
Diesel and home heating oils	25,282	37,501
Residuals	13,918	15,735
Asphalt, LPG and other	11,336	13,035
Fuel and loss	1,140	1,293
United Kingdom	66,778	98,555
Gasoline	18,281	22,838
Kerosine	9,819	12,313
Diesel and home heating oils	18,279	33,859
Residuals	7,180	8,149
Asphalt, LPG and other	10,735	17,009
Fuel and loss	2,484	4,387

Petroleum products sold – barrels per day	478,692	503,878
Total United States	410,674	406,243
United States Manufacturing	99,883	126,634
Gasoline	50,770	55,920
Kerosine	7,469	13,239
Diesel and home heating oils	25,282	37,501
Residuals	13,356	15,601
Asphalt, LPG and other	3,006	4,373
United States Marketing	394,310	386,263
Gasoline	316,588	300,464
Kerosine	7,183	15,210
Diesel and other	70,539	70,589
United States Intercompany Elimination	(83,519)	(106,654)
Gasoline	(50,768)	(55,914)
Kerosine	(7,469)	(13,239)
Diesel and other	(25,282)	(37,501)
United Kingdom	68,018	97,635
Gasoline	16,943	27,515
Kerosine	9,882	10,767
Diesel and home heating oils	21,697	34,876
Residuals	8,276	7,575
LPG and other	11,220	16,902

Unit margins per barrel:
United States refining[1]	(4.23)	1.09
United Kingdom refining and marketing	(3.23)	0.08

United States retail marketing:
Fuel margin per gallon[2]	$0.081	$0.050
Gallons sold per store month	292,122	299,192
Merchandise sales revenue per store month	$138,456	$116,869
Merchandise margin as a percentage of merchandise sales	12.3%	13.9%
Store count at end of period (Company operated)	1,055	1,027

[1]	Represents refinery sales realizations less cost of crude and other feedstocks and refinery operating and depreciation expenses.
[2]	Represents net sales prices for fuel less purchased cost of fuel.